EXHIBIT 10.1

PURCHASE AND SALES AGREEMENT

by and between

METWOOD, INC., as Seller

and

EMERGE NUTRACEUTICALS, INC., as Buyer

dated as of

October 11, 2018

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PURCHASE AGREEMENT

This Purchase and Sales Agreement (this ‘Agreement’), dated as of October 11, 2018, is entered into between METWOOD, INC., a corporation (‘Seller’ or ‘MTWD’), and EMERGE NUTRACEUTICALS, INC., a Florida corporation (‘Buyer’).

R E C I T A L S

WHEREAS, Seller owns at least nine million shares of the issued and outstanding common shares (the ‘public shares’), in METWOOD, INC., a Nevada corporation (the ‘MTWD’ or ‘Public Company’); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, 9,000,000 shares of the common stock of MTWD, subject to the terms and conditions set forth herein;

WHEREAS, Seller will transfer all the assets and liabilities of Metwood, Inc. to Cahas Mountain, LLC., with the exception of the convertible note of June 29, 2016 face amount $50,000 as shown on the Balance Sheet of Metwood, Inc.

WHEREAS, it is anticipated that the Closing will occur on the date that is no more than seven (7) days, subject to the satisfaction of the conditions set forth in Article VII.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

‘Accounting Referee’ has the meaning set forth in Section 6.01(c).

‘Acquisition Proposal’ has the meaning set forth in Section 5.04(a).

‘Action’ means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

‘Affiliate’ of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term ‘control’ (including the terms ‘controlled by’ and ‘under common control with’) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

‘Agreement’ has the meaning set forth in the preamble.

‘Assignment’ has the meaning set forth in Section 2.04(b)(i).

‘Audited Financial Statements’ has the meaning set forth in Section 3.06.

‘Balance Sheet’ has the meaning set forth in Section 3.06.

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‘Balance Sheet Date’ has the meaning set forth in Section 3.06.

‘Business Day’ means any day except Saturday, Sunday or any other day on which commercial banks located in Franklin County, Virgnia are authorized or required by Law to be closed for business.

‘Buyer’ has the meaning set forth in the preamble.

‘Cap’ has the meaning set forth in Section 8.03(a).

‘Closing’ has the meaning set forth in Section 2.06.

‘Closing Date’ has the meaning set forth in Section 2.06.

‘Code’ means the Internal Revenue Code of 1986, as amended.

‘Company’ means both the Public Company and the Successor Company.

‘Contracts’ means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

‘Current Assets’ means cash and cash deposits (including cash deposits held by third parties), accounts receivable, liquid investments and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred Tax assets and (c) receivables from any of the Company’s Affiliates, managers, employees, officers or members and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end. For this purpose, any noncash liquid investments held by Seller at Closing shall be valued based on the closing trading price as of the end of the day prior to Closing.

‘Closing Liabilities’ means accounts payable, liabilities to customers, accrued Taxes (including Federal and State corporate income taxes) and accrued expenses, including, but not limited to, payables to any of the Company’s Affiliates, managers, employees, officers or members and any of their respective Affiliates, deferred Tax liabilities and any outstanding Indebtedness (as defined herein), determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end. Current Liabilities shall specifically not include (a) unrealized loss on investments, (b) any reserves for rent payable, and (c) payables associated with unsettled trades.

‘Dollars or $’ means the lawful currency of the United States.

‘Encumbrance’ means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

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‘Financial Statements’ has the meaning set forth in Section 3.06.

‘GAAP’ means United States generally accepted accounting principles in effect from time to time.

‘Governmental Authority’ means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulatory organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), any securities exchange, or any arbitrator, court or tribunal of competent jurisdiction.

‘Governmental Order’ means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

‘Indebtedness’ means any indebtedness for borrowed money or for the deferred purchase price of property or services (but excluding accounts payable and accrued expenses incurred in the ordinary course of business), any obligations evidenced by notes, bonds, debentures or similar instruments, any capital lease obligations, any guarantees of such indebtedness or obligations, and any overdrafts or similar obligations. Such indebtedness shall include, but not be limited to, the Sub Debt.

‘Indemnitor’ has the meaning set forth in Section 8.04.

‘Interim Balance Sheet’ has the meaning set forth in Section 3.06.

‘Interim Balance Sheet Date’ has the meaning set forth in Section 3.06.

‘Interim Financial Statements’ has the meaning set forth in Section 3.06.

‘Knowledge of Seller or Seller’s Knowledge’ or any other similar knowledge qualification, means the actual knowledge of any of Seller.

‘Law’ means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

‘Public Company’ has the meaning set forth in the recitals.

‘Legacy Shares’ has the meaning set forth in the recitals.

‘Licenses’ means all licenses, permits, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities with authority over memberships in the form possessed by the Company as of the date of execution of this Agreement.

‘Losses’ means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses, including reasonable attorneys’ fees and the reasonable cost of enforcing any right to indemnification hereunder and the reasonable cost of pursuing any insurance providers; provided, however, that ‘Losses’ shall not include special or punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

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‘Material Adverse Effect’ means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that Material Adverse Effect shall not include any event, occurrence, fact, condition or change to the extent it results from changes occurring after the date hereof: (i) in general economic conditions, provided such change does not affect the Company in a substantially disproportionate way; (ii) in the industries and markets in which the Company operates, provided such change does not affect the Company in a substantially disproportionate way; (iii) in conditions in the securities market, credit markets, currency markets or other financial markets; (iv) in political conditions or acts of war, sabotage or terrorism (including any material escalation or worsening of any such acts of war, sabotage or terrorism); (v) in applicable Law; (vi) reasonably attributable to the public announcement of this Agreement and the transactions contemplated hereby; or (vii) from actions or omissions of a party hereto taken with the prior written consent of the other party with respect to this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby. ‘Material Contracts’ has the meaning set forth in Section 3.09(a).

‘Shares’ means the common stock of Metwood Inc.

‘Movables’ has the meaning set forth in Section 3.11(c).

‘Organizational Documents’ means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

‘Person’ means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity. ‘Purchase Price’ has the meaning set forth in Section 2.02.

‘Representative’ means, with respect to any Person, any and all directors, managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

‘Requisite Regulatory Approvals’ has the meaning set forth in Section 7.01(c).

‘Seller’ has the meaning set forth in the preamble.

‘Statement of Objections’ means a statement by Seller submitted on or prior to the last day of the Review Period to Buyer setting forth Seller’s objections in reasonable detail indicating each disputed item or amount concerning the Post Closing Adjustment.

‘Successor Company’ has the meaning set forth in the recitals.

‘Successor shares’ has the meaning set forth in the recitals.

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‘Taxes’ means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees or assessments of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

‘Tax Claim’ has the meaning set forth in Section 6.03.

‘Tax Return’ means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

‘Transaction Documents’ means this Agreement and the Assignment.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to 9,000,000 common shares whichever is greater, free and clear of all Encumbrances.

Section 2.02 Purchase Price. The aggregate purchase price for the shares shall be an amount equal to $300,000.00, and auditor and legal fees to bring regulatory filings to current status prior to closing, as such amount may be adjusted pursuant to Section 2.05 hereof (the ‘Purchase Price’).

Section 2.03 Transactions to be Affected Prior to Closing.

(a) Concurrent with the execution and delivery by Seller and Buyer of this Agreement, Buyer shall deliver to the Escrow Agent the amount of $300,000.00 by wire transfer within sixty days of closing. The nine million (9,000,000) shares of Metwood, Inc. common stock is to be held in escrow until payment is made within sixty days of closing.

(b) Filings with regulatory agencies currently in arrears are to be brought current. All accounting records are to be made current as well, all costs to bring the company into compliance with the regulatory authorities will be paid by the Buyer.

(c) All necessary documentation to transfer the Convertible Debenture dated JUNE 29 2016 to the Legacy Company shall be completed.

Section 2.04 Transactions to be Affected at the Closing.

(a) At the Closing, Seller shall deliver to Buyer:

(i) an assignment of the shares to Buyer in form and substance satisfactory to Buyer (the ‘Assignment’), duly executed by Seller; and

(ii) an assignment of the Convertible Debenture dated June 29, 2016 shall be made to the Buyer, duly executed by Seller; and

(iii) the other Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 7.02 of this Agreement.

(iv) Resignation Letters from all MTWD Managers, Officers and Board Members.

(b) None of the foregoing deliveries shall be deemed made unless all of the foregoing deliveries have been made.

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Section 2.05 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the shares contemplated hereby shall take place at a closing (the ‘Closing’) to be held at 10:00 a.m., Eastern Standard time, on December 1, 2018, subject to the conditions to Closing set forth in Article VII having been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of METWOOD, INC., 819 Naff Rd., Boones Mill, Virginia 24065, or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon (the day on which the Closing takes place being the ‘Closing Date’).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of Seller. Seller was incorporated under the laws of the State of Wyoming on June 19, 1969. On January 28, 2000, the Company, through a majority shareholder vote, changed its domicile to Nevada through a merger with EMC Energies, Inc., a Nevada corporation. The Company also changed its par value to $.001 and the amount of authorized common stock to 100,000,000 shares. Prior to 1990, the Company was engaged in the business of exploring for and producing oil and gas in the Rocky Mountain and mid continental areas of the United States. The Company liquidated substantially all of its assets in 1990 and was dormant until June 30, 2000, when it acquired, in a stock-for-stock, tax-free exchange, all of the outstanding common stock of a privately held Virginia corporation, Metwood, Inc. (‘Metwood’), which was incorporated in 1993. Metwood has been in the metal and metal/wood construction materials manufacturing business since 1992. Following the acquisition, the Company approved a name change from EMC Energies, Inc. to Metwood, Inc.

Seller has full power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party or has the authority to act on behalf of a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party or has the authority to act on behalf of a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller, such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

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Section 3.02 Organization, Authority and Qualification of the Company. The Public Company is a corporation formed, validly existing and in good standing under the Laws of the State of Nevada and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.

Section 3.03 Capitalization; Indebtedness.

(a) Seller is the record owner of and has good and valid title to the shares, free and clear of all Encumbrances save for any Encumbrance in favor of Seller. The shares have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the shares, free and clear of all Encumbrances.

(b) The shares were issued in compliance with applicable Laws. The shares were not issued in violation of the Organizational Documents of the Public Company or any other agreement, arrangement or commitment to which Seller or the Public Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in the Public Company or obligating Seller or the Public Company to issue or sell any membership interests (including the shares), or any other interest, in the Public Company other than as reflected herein. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares.

Section 3.04 Subsidiaries. The Public Company owns Metwood Inc., a Virginia Corporation (‘MTVA’). MTVA is a wholly owned subsidiary of MTWD. MTVA holds certain construction product patents and associated rights to manufacture, distribution, and sales. MTVA has inventory, vehicles, shop equipment, office equipment, bank account, and other assets and liabilities for operation its business. Buyer will not acquire MTVA. At the closing, MTVA will be acquired by the existing majority shareholder of MTWD, Cahas Mountain Properties (‘CAHAS’).

Section 3.05 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Seller or Public Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Public Company, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller or the Public Company is a party or by which Seller or the Public Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any License affecting the properties, assets or business of the Public Company, except for such violations, breaches, defaults, accelerations, terminations, modifications or cancellations that would not, individually or in the aggregate, have a Material Adverse Effect; or (d) result in the creation or imposition of any Encumbrance other than an Encumbrances permitted by the Buyer in writing on any properties or assets of the Public Company. No consent, approval, License, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Public Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

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Section 3.06 Financial Statements. Complete copies of the Public Company’s audited financial statements consisting of the balance sheet of the Public Company as of June 30, 2018 and the related statements of income and retained earnings, members’ equity and cash flow for the years then ended (the ‘Audited Financial Statements’), and unaudited financial statements consisting of the balance sheet of the Public Company as of the last full month ended immediately prior to Closing and the related statements of income and retained earnings, members’ equity and cash flow for the year to date period then ended (the ‘Interim Financial Statements’ and together with the Audited Financial Statements, the ‘Financial Statements’) are included in the Disclosure Schedules.

(a) The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes (that if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Public Company, and fairly present the financial condition of the Public Company as of the respective dates they were prepared and the results of the operations of the Public Company for the periods indicated. Undisclosed Liabilities. To the Knowledge of Seller, the Public Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP (‘Liabilities’), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

(b) The expense of creating the financial statements noted in Section 3.06 shall be borne exclusively by the purchaser. Seller shall retain records of existing documentation and regulatory filings. Those existing financial statements that are out of date or not in conformity with regulatory requirements will be noted. Purchaser agrees to directly engage a bona-fide licensed accounting firm appropriately registered in Virginia and with sufficient experience in auditing public companies to bring MTWD into regulatory and accounting compliance. Buyer will pay for all costs associated with achieving the conformance noted above.

Section 3.07 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, or with the express written approval of Buyer, there has not been, with respect to the Public Company, any:

(a) event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the Organizational Documents of the Public Company not consistent with the obligations set forth in Section 5.15 and Section 5.17.;

(c) except in furtherance of the obligations set forth in Section 5.15, split, combination or reclassification of any membership interests in the Public Company;

(d) issuance, sale or other disposition of, or creation of any Encumbrance on, any membership interests in the Public Company, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any membership interests in the Public Company;

(e) material change in any method of accounting or accounting practice of the Public Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(f) material change in the Public Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

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(g) entry into any Contract that would constitute a Material Contract;

(h) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(i) transfer, assignment, sale or other disposition of any of assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements with the exclusion of Sub Debt;

(j) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property;

(k) material damage, destruction or loss (whether or not covered by insurance) to any property;

(l) any capital investment in, or any loan to, any other Person;

(m) acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Public Company is a party or by which it is bound;

(n) any material capital expenditures;

(o) imposition of any Encumbrance upon any of the Public Company’s properties or assets, tangible or intangible;

Section 3.08 Documents; Other Reports; Internal Controls.

(a) The Public Company is, and since 2000, has been, duly registered as with the Secretary of State and is duly registered in the states where such registration is required under the laws of such states. It is understood by all parties that the required filings with the SEC are in arrears. Buyer is responsible for the cost of bringing such filings into a current status with the assistance and cooperation of Seller. The Public Company, agents and its employees are in all other respects are in compliance in all material respects with all federal and state laws or those requiring registration, licensing or qualification and the Public Company is a member in good standing and has all material licenses and authorizations in self-regulatory or trade organizations required to permit the operation of its business as presently conducted. Each such federal and state registration is in full force and effect. The Public Company has furnished to Purchaser a true, correct and complete copy of its Books and Records, as amended to date, filed by the Public Company with the State of Nevada. The Public Company has in its files for each of its existing customer accounts all appropriate material applications, certificates, agreements and other material documentation necessary or appropriate in connection with the current and historical level and type of activities engaged in. All such applications, certificates, agreements and other material documentation has been duly executed and delivered to the Public Company by the appropriate Person or Persons with respect to each such account.

(b) Seller and the Public Company have filed or furnished all required reports, forms, schedules, registration statements and other documents with the Secretary of State since 2000 (the ‘Public Company Reports’) and have paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Public Company Reports complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the ‘Securities Act’), or the Securities Exchange Act of 1934, as amended (the ‘Exchange Act’), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Public Company Reports, and none of the Public Company Reports when filed with the SEC, and if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Seller has made available to Buyer true, correct and complete copies of all written correspondence between the SEC and Seller and the Public Company relating to the Public Company Reports occurring prior to the date of this Agreement. There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Public Company Reports.

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Neither Seller nor the Company is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(c) Seller and the Public Company have either timely filed or have caused the past-due reports to become current, all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since founding with any Governmental Authority (other than the Public Company Reports) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of the Public Company and its Subsidiaries, no Governmental Authority has notified the Public Company that it has initiated any proceeding or, to the Knowledge of Seller, threatened an investigation into the business or operations of the Public Company or any of its Subsidiaries since January 1, 2018. To the Knowledge of Seller, other than those deficiencies specifically identified herein, there is no material unresolved violation or exception by any Governmental Authority with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Authority of, Seller or the Public Company.

(d) Seller has disclosed in writing to Buyer, based on its most recent evaluation prior to the date hereof, (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Seller’s or the Public Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s or the Public Company’s internal controls over financial reporting.

(e) The records, systems, controls, data and information of Seller and the Public Company are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Public Company or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Seller and the Public Company have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(f) Seller and the Public Company have designed, implemented and maintained disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to Seller and the Public Company is (i) recorded, processed, summarized and reported within the time frames specified in the rules and forms of the SEC and (ii) accumulated and communicated to the management of Seller and the Public Company by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Public Company Reports.

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(g) Since September 1st, 2018, (x) neither Seller nor the Public Company nor, to the knowledge of Seller, any director, officer, employee, auditor, accountant or representative of Seller or the Public Company has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of Seller or the Public Company or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Seller or the Public Company has engaged in questionable accounting or auditing practices, and (y) no attorney representing Seller or the Public Company, whether or not employed by Seller or the Public Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Seller or the Public Company or any of their officers, directors, employees or agents to the board of managers of the Public Company or any committee thereof or to any manager or officer of the Public Company.

Section 3.09 Title to Assets

(a) The Public Company has valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in Section 3.11(a) of the Disclosure Schedules or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of any Encumbrances.

(b) The assets and liabilities of MTVA will be conveyed to CAHAS.

Section 3.10 [Intentionally Omitted].

Section 3.11 [Intentionally Omitted].

Section 3.12 Legal Proceedings; Governmental Orders.

(a) To Seller’s Knowledge, there are no Actions pending or threatened (a) against or by the Public Company affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Public Company); or (b) against or by the Public Company, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or circumstances exist that would reasonably be expected to give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Public Company or any of its properties or assets. The Public Company is in compliance in all-material respects with the terms of each Governmental Order set forth in Section 3.16(b) of the Disclosure Schedules. To Seller’s Knowledge, no event has occurred or circumstances exist that would reasonably be expected to constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

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Section 3.13 Compliance with Laws; Licenses.

(a) Since 2000, the Public Company has complied, and is now complying, in all material respects with all Laws applicable to it or its business, properties or assets.

(b) All material Licenses required for the Public Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Licenses as of the date hereof have been paid in full.

Section 3.14 [Intentionally Omitted].

Section 3.15 Taxes. Except as set forth in Section 3.21 of the Disclosure Schedules:

(a) All Tax Returns required to be filed on or before the Closing Date by the Public Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Public Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(i) The amount of taxes owed for the short year tax period ending upon the conversion of the Public Company, as set forth in Section 5.15, shall have been properly and accurately accrued on the books of the Public Company, and

(ii) Such amount of taxes has been sufficiently funded or deposited with the appropriate tax authorities.

(b) The Public Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No claim has been made by any taxing authority in any jurisdiction where the Public Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Public Company.

(e) All deficiencies asserted, or assessments made, against the Public Company as a result of any examinations by any taxing authority have been fully paid.

(f) The Public Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(g) Seller has delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Public Company for all Tax periods ending after December 31, 2017.

(h) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Public Company.

Section 3.16 Books and Records. The minute books of the Public Company describing matters during the two (2) year period of time prior to the date hereof have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices; provided, however, that all references not relevant to the Public Company shall be redacted from such minute books made available to Buyer.

Section 3.17 Disclaimer of Additional Warranties. Except for the representations and warranties set forth in this Article III, none of Seller, the Public Company, or any of their respective Affiliates or any Person acting on behalf of any of the foregoing makes or has made any other express or any implied representation or warranty to Buyer as to the accuracy or completeness of any information regarding Seller, the Public Company or any other matter. Neither Seller nor any other Person shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use, of any such information, including any information, document or material made available or provided to Buyer in certain ‘data rooms,’ presentations or offering or memoranda, or in any other form, in expectation of the transactions contemplated hereby.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Florida Buyer has full power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer. No other material consent, approval, License, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including, but not limited to, the consent or approval by shareholders, except for such violations, breaches, defaults, accelerations, terminations, modifications or cancellations that would not, individually or in the aggregate, have a Material Adverse Effect

Section 4.03 [Intentionally Omitted].

Section 4.04 Legal Proceedings. Except as set forth in Section 4.04 of the Disclosure Schedules, there are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.05 Financial Capacity. Buyer has, or will have prior to the Closing, sufficient cash or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

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ARTICLE V

COVENANTS

Section 5.01 Conduct of Business Prior to the Closing. As of the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall, and shall cause the Public Company to, (x) conduct the business of the Public Company in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Public Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, service providers, suppliers and regulators with the Public Company.

Section 5.02 Certain Transitional Cooperation. From the date hereof until the Closing and for a reasonable period of time thereafter (not to exceed six months), Seller shall, and prior to Closing to the extent possible shall cause the Public Company to, cooperate with Buyer and its representatives as they may reasonably request.

Section 5.03 No Solicitation of Other Bids.

(a) Seller shall not, and shall not authorize or permit any of its Affiliates (including the Public Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Public Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, ‘Acquisition Proposal’ shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving the Public Company; (ii) the issuance or acquisition of membership interests in the Public Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Public Company’s properties or assets.

(b) Seller agrees that the rights and remedies for noncompliance with this Section 5.04 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.04 Notice of Certain Events.

(a) From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct in any material respect or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

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(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental

Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting Seller or the Public Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relate to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 5.05 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.05 Resignations. Seller shall deliver to Buyer at least two (2) Business Days prior to the Closing written resignations, effective as of the Closing Date, of all the officers, managers and Board Members of the Public Company.

Section 5.06 Confidentiality.

(a) From the date hereof until the earlier of (x) the Closing and (y) the third anniversary of the date of this Agreement, Buyer shall, and shall cause its Affiliates to, hold, and shall use reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Public Company, and to use such information solely in connection with the transactions contemplated by this Agreement, except to the extent that Buyer can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Buyer, any of its Affiliates or their respective Representatives from and after the date hereof from sources (other than the Public Company or Seller or their respective Representatives) which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Buyer or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Buyer shall promptly notify Seller in writing and shall disclose only that portion of such information which Buyer is advised by its counsel in writing is legally required to be disclosed, provided that Buyer shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(b) From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Public Company, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources (other than Buyer or its Representatives) which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

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Section 5.07 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities, that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain any other consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Seller and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 of the Disclosure Schedules. (c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Transaction Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Transaction Document;

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Transaction Document has been issued, to have such Governmental Order vacated or lifted; and

(iv) promptly advise the other party hereto upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed or conditioned.

(d) If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Public Company is a party is not obtained prior to the Closing, Seller shall, subsequent to the Closing, cooperate with Buyer and the Public Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Seller shall use its reasonable best efforts to provide the Public Company with the rights and benefits of the affected Contract for the term thereof, and, if Seller provides such rights and benefits, the Public Company shall assume all obligations and burdens thereunder.

(e) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or the Public Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

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(f) Notwithstanding the foregoing, nothing in this Section 5.08 shall require, or be construed to require, Seller or Buyer or any of their respective Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Seller, Buyer, the Public Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Seller or Buyer of the transactions contemplated by this Agreement or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.08 Books and Records.

(a) For a period of seven (7) years after the Closing, or for such longer period as may be required by Law, Buyer shall:

(i) retain the books and records (including personnel files) of the Public Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Public Company; and

(ii) upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(b) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.10 where such access would violate any Law, provided that Buyer or Seller, as the case may be, shall preserve any such books and records (including personnel files) in their possession or controlled by them, for a period of seven (7) years after Closing, or for such longer period as may be required by law.

Section 5.09 Ongoing Business of the Public Company. During the period of time between the date hereof and the earlier of the Closing Date or the termination of this Agreement pursuant to Section 9.01, Seller shall, and shall cause the Public Company to make reasonable changes to the Public Company’s infrastructure or business lines, with guidance of Buyer consistent with requirements of Law, as shall be mutually agreed by Seller and Buyer.

Section 5.10 Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Seller shall cause the Public Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 5.11 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

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Section 5.12 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI

TAX MATTERS

Section 6.01 Tax Covenants.

(a) Without the prior written consent of Buyer, Seller (and, prior to the Closing, the Public Company, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Public Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Public Company in respect of any Post-Closing Tax Period. Seller agrees that Buyer is to have no liability for any Tax resulting from any action of Seller, the Public Company, its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Public Company) against any such Tax or reduction of any Tax asset.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid equally by Seller and Buyer when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c) Seller shall prepare, or cause to be prepared, at its expense all Corporate Income Tax Returns required to be filed by the Public Company after the Closing Date with respect to a PreClosing Tax Period (other than any income Tax Return for a taxable period ending on or before the Closing Date). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Seller to Buyer (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least 30 days prior to the due date (including extensions) of such Tax Return.

Section 6.02 Tax Indemnification. Seller shall indemnify the Public Company, Buyer, and each of Buyer’s partners, officers, directors, agents, and employees and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.21; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Section 6.01; (c) all Taxes of the Public Company or relating to the business of the Public Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Public Company (or any predecessor of the Public Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Public Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, Seller shall reimburse Buyer for any Taxes of the Public Company that are the responsibility of Seller pursuant to this Section 6.02 within ten (10) Business Days after payment of such Taxes by Buyer or the Public Company.

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Section 6.03 Contests. Buyer agrees to give written notice to Seller of the receipt of any written notice by the Public Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Article VI (a ‘Tax Claim’); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder except to the extent Seller is actually prejudiced as a result thereof. Buyer shall control the contest or resolution of any Tax Claim (other than a Tax Claim arising out of an income Tax Return for any period ending on or before the Closing Date); provided, however, that Buyer shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such Tax Claim; and, provided further, that Seller shall be entitled to participate in the defense of such Tax Claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller.

Section 6.04 Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Public Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Public Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Public Company for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.05 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.06 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.21, this Article VI, and Article X shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 6.07 Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

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Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Each of the representations and warranties of Seller set forth in Section 3.02 and Section 3.03 shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent representations and warranties by their terms speak only as of a certain date, in which case such representations and warranties shall be true and correct as of such date; and (ii) the other representations and warranties of Seller set forth in Article III of this Agreement (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any representation or warranty) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent representations and warranties by their terms speak only as of a certain date, in which case such representations and warranties shall be true and correct as of such date.

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No Action shall have been commenced against Buyer, Seller or the Public Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 7.02 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect.

(f) Seller shall have duly executed and delivered the Assignment to Buyer.

(g) The other Transaction Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.

(h) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in (a) and (b) have been satisfied.

(i) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the managing member of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

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(j) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(k) Buyer shall have received resignations of the managers and officers of the Public Company pursuant to Section 5.05.

(l) Seller shall have delivered to Buyer a good standing certificate (or its equivalent) for the Public Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which they are organized.

(m) Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(n) Seller shall have provided Buyer with a confirmation of any bank balances as of the Closing Date and that such balances are consistent with the Estimated Closing Working Capital Statement.

Section 7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 4.01, the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 4.01 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects; and provided, further, that Buyer shall have performed its covenants in Section 2.03 in all respects.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) The other Transaction Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Seller.

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(e) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in (a) and (b) have been satisfied.

(f) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the managers of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(g) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(h) The Escrow Agreement shall remain in full force and effect without any breach, default or termination thereunder by Buyer or the Escrow Agent, and Buyer shall have delivered to the Escrow Agent the notice contemplated by Section 2.03(a).

(i) Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Seller’s Indemnification of Buyer. Seller and the Public Company, jointly and severally, shall indemnify and hold harmless Buyer and its partners, directors, officers, agents and employees from and against any and all claims, actions, damages, arbitration fees and expenses, costs, attorney’s fees and other liabilities incurred by Buyer or its partners, officers, agents and employees arising from or in connection with:

(a) Any breach of any representation or warranty made by Seller or the Public Company in this Agreement;

(b) Any breach of any covenant made by Seller or the Public Company in this Agreement;

(c) Any claim by any person or entity for brokerage or finder’s fees or commissions or similar payments in respect of the transactions contemplated by this Agreement based upon any agreement or understanding alleged to have been made by any such person or entity with Seller; or

(d) Any act or omission by Seller or the Public Company, or any of the Public Company’s director, officers, agents, or employees in connection with the conduct or business of Seller or the Public Company occurring on or before the Closing.

Section 8.02 Buyer’s Indemnification of Seller. Buyer shall indemnify and hold harmless Seller from and against any and all claims, actions, damages, arbitration fees and expenses, costs, attorney’s fees and other liabilities incurred by Seller arising from or in connections with:

(a) Any material breach of any representation, warranty, obligation or covenant made by Buyer in this Agreement (it being agreed that any breach of any payment obligation shall be deemed material);

(b) Any act or omission by Buyer in connection with directors, officers, agents or employees in connection with the conduct of the business of Public Company that Buyer seeks for Public Company to add between execution of the Agreement and Closing.

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Section 8.03 Notice of Claim. If any claim is brought against any party in respect of which indemnification may be brought under this Agreement, the party seeking indemnification shall give notice to the party against whom indemnification (the ‘Indemnitor’) is sought and, in the case of a claim brought by a person or entity not party to this Agreement, the Indemnitor shall have the right to take exclusive control of the defense, negotiation and settlement of any such third-party claim.

Section 8.04 Sole Remedy. Unless otherwise provided for in the Agreement, the parties agree that the indemnification provisions contained in this Agreement constitute the sole and exclusive remedies of the Seller and Buyer.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller within 30 days of Seller’s receipt of written notice of such breach from Buyer or if the Public Company becomes insolvent prior to the Closing Date; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be fulfilled by the Closing Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; (b) by Seller by written notice to Buyer if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within 30 days of Buyer’s receipt of written notice of such breach from Seller; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Closing Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or (c) by Buyer or Seller in the event that:

(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

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Section 9.02 Effect of Termination.

(a) In the event of termination of this Agreement in accordance with Section 9.01 of this Agreement, no party shall have any monetary liability for such termination or for any breach giving rise thereto except (x) as provided in Section 9.02(b) or Section 9.02(c), (y) as provided in Section 2.03(b), and (z) where such termination results from fraud or an intentional and material breach of covenant by such party.

(b) In event seller terminates this agreement then all reasonable costs to bring the Public Company into compliance with the SEC are due and payable to buyer. If seller discovers undisclosed detrimental information then the amounts would not be payable.

(c) Neither the payment of any fee pursuant to Section 9.02(b) or

Section 9.02(c) nor the delivery of any refund pursuant to Section 2.03(b) shall be deemed liquidated damages nor shall limit or restrict in any manner any remedy otherwise available to the receiving party.

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Buyer, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile (with confirmation of transmission) if sent on a Business Day during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	METWOOD, INC.
819 Naff Road
Boones Mill, VA. 24065

If to Buyer:	EMERGE
NUTRACEUTICALS, INC.
18848 US HWY 441
Suite 168 Mount Dora, FL.

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Section 10.03 Interpretation. For purposes of this Agreement, (a) the words ‘include,’ ‘includes’ and ‘including’ shall be deemed to be followed by the words ‘without limitation’; (b) the word ‘or’ is not exclusive; and (c) the words ‘herein,’ ‘hereof,’ ‘hereby,’ ‘hereto’ and ‘hereunder’ refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.07(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-party Beneficiaries. Except as provided in Section 6.03 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Attorney’s Fees. In the event of litigation in relation to the enforcement of rights under this Agreement, the non-prevailing party shall reimburse the prevailing party for all reasonable attorney’s fees and costs resulting therefrom.

Section 10.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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Section 10.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the Commonwealth of Virginia.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE COMMONWEALTH OF VIRGINIA IN EACH CASE LOCATED IN FRANKLIN COUNTY, VRIGINIA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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Section 10.13 Schedules. Nothing in any Schedule attached hereto shall be adequate to disclose an exception to a representation or warranty made in this Agreement unless such Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Schedules and Exhibits to this Agreement are qualified in their entirety by reference to specific provisions of this Agreement. The Schedules to this Agreement are not intended to constitute, and shall not be construed as,

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